Exhibit 2

--------------------------------------------------------------------------------
2003 YEAR-END
RESULTS                                                             GERDAU S.A.
EXERCICIO DE                                                        CONSOLIDATED
--------------------------------------------------------------------------------

HIGHLIGHTS

o NET PROFIT - The consolidated net profit reached R$ 1.3 billion in 2003. This is 53.4% greater than that of fiscal year 2002 (R$817.9 million), of which exports were the main factor. If the Gerdau Acominas operating restructuring adjustments of R$ 333.7 million were desconsidered, net profit would have been of R$ 920.9 million, 18.0% greater than in 2002.

o GROSS REVENUES - Consolidated gross revenues reached R$ 15.8 billion in 2003. This represents an increase of 41.6% over that of 2002. Of this total, 57.2% was contributed by the Brazilian operations, 38.7% by the North American units and 4.1% from companies in Chile, Uruguay and Argentina.

o EXPORTS - Brazilian shipments to international markets totaled 3.2 million metric tons in 2003, setting a new record for Gerdau. The strong demand in the international markets with very attractive prices was key in increasing the volume shipped by 69.9% when compared to 2002. Export revenues reached US$ 787.3 million, 125% greater than in 2002, consequence of the 30.9% average increase obtained by Gerdau Acominas.

o EBITDA - EBITDA in the period reached R$ 2.7 billion compared to R$ 2.1 billion in 2002, an increase of 25.9%. EBITDA margin reached the mark of 20.08% in 2003 and 23.27% in 2002.

o OUTPUT - The output of crude steel reached 12.3 million metric tons in 2003, 30.7% more than in 2002. Rolled products output reached 9.0 million metric tons, presenting an increase of 30.5% when compared to volumes produced in the previous year.

o OPERATIONAL RESTRUCTURING - On November 28th, shareholders of Gerdau S.A. and Aco Minas Gerais S.A. - Acominas (now Gerdau Acominas S.A.), approved the integration of the operational units into a single company. With the transfer of all steel operations and complementary assets of Gerdau S.A. in Brazil to Gerdau Acominas, the 10 steel mills will now operate in an integrated manner with the 11 fabrication shops, 6 downstream operations, and Comercial Gerdau's 73 branches and the 5 service centers for flat steel.

-------------------------------------------------------------------------------------------------------
DATA                                           FISCAL YEAR           FISCAL YEAR             VARIATION
                                                      2003                  2002
-------------------------------------------------------------------------------------------------------
Output (1,000 t)
     Crude steel1                                   12,343                 9,441                 30.7%
     Rolled products                                 9,045                 6,933                 30.5%

Sales (1,000 t)                                     12,144                 9,151                 32.7%

Net sales (R$ million)                              13,367                 9,162                 45.9%
EBITDA (R$ million)                                  2,684                 2,132                 25.9%
EBTDA (R$ million)                                   2,037                 1,049                 94.2%
Net profit (R$ million)                              1,255                   818                 53.4%

Shareholders' equity (R$ million)                    4,855                 4,421                  9.8%
Total assets (R$ million)                           14,247                14,462                (1.5%)

Gross margin                                        24.61%                28.63%
EBITDA margin                                       20.08%                23.27%
Net margin                                           9.38%                 8.93%

Net profit / Shareholders' equity (ROE)2             25.8%                 18.5%

Net debt / total net capitalization                  51.9%                 56.5%
Net debt / EBITDA                                     2.0x                  2.7x
-------------------------------------------------------------------------------------------------------

                                    Exhibit 2

 1) Includes slabs, blooms and billets.
 2) Net profit of the period over final shareholders' equity.

                                    Exhibit 2

o INTEREST OVER CAPITAL STOCK - On February 17th, 2004, shareholders of Metalurgica Gerdau S.A. and Gerdau S.A. will receive the interest over capital stock for the forth quarter of 2003. The amount paid is of R$ 80.4 million (R$ 1.94 per share) and R$ 151.0 million (R$ 1.02 per share), respectively. In the period, the outlays to shareholders reached R$ 172.1 million at Metalurgica Gerdau S.A. and R$ 351.2 million at Gerdau S.A.

o SHARE BUYBACK - The Boards of Metalurgica Gerdau S.A. and Gerdau S.A., having met on November 17th, authorized the shares buyback program to be held in treasury and for later disposal of or cancellation. This permit is valid for 90 days and is limited to 2% of the free float of each company on October 31st, 2003.

o INDEBTEDNESS - A Euro commercial paper placement for US$ 100 million was concluded in the first half of October. Its maturity date is October 15th, 2004 and the coupon is of 4.0% per annum. In North America, Gerdau Ameristeel concluded, on January 23rd, 2004, the exchange of US$ 405 million of the principal of the Senior Notes offered in a private placement in June 2003. The Exchange Notes (including the subsidiary guarantees) have substantially the same form and terms as the outstanding Existing Notes and have been registered under the U.S. Securities Act of 1933, as amended, and are not subject to restrictions on transfer.

o ACQUISITION OF PIG IRON PLANT - On December 2nd, Gerdau Acominas S.A. signed a purchase agreement contract to acquire Margusa - Maranhao Gusa S.A., a company with an installed capacity of 200 thousand metric tons of pig iron per annum and located in the city of Bacabeira, state of Maranhao, 50 kilometers from Sao Luis and 48 kilometers from the regional sea port. The price paid for the shares was equivalent to US$ 18 million.

o ACQUISITION OF MINING RIGHTS - On December 10th, Gerdau Acominas S.A. signed a real estate and mining rights purchasing pre-contract for Companhia Paraibuna de Metais (Grupo Votorantim) for an amount equivalent to US$ 30 million. The assets include 15 mining concessions in an area totaling 7 thousand hectares with lots located in Miguel Bournier, Varzea do Lopes and Gongo Soco, in the state of Minas Gerais.

o NEW ROLLING MILL - Gerdau Acominas is already producing wire-rod in its new rolling mill at the Ouro Branco, Minas Gerais, mill, with an installed capacity of 550 thousand metric tons in which were invested US$ 66 million. The wire-rod is the input for the production of wires for the civil construction, agricultural and industrial sectors.




AVAILABILITY AT THE SITE:                                       CONFERENCE CALL: JANUARY 28TH
                                                                In Portuguese, at 11:00 AM (EST).
This document and complementary information for the quarter     In English, at 12:30 PM (EST).
are available at www.gerdau.com.br/ri.                          To participate, dial:

                                                                In Portuguese:
COMPLEMENTARY INFORMATION:                                      - From Brazil: 0800 770.4544
                                                                - From the US: 1 866 812.0442 / 1 888 340.8477
Additional data on the performance in the quarter can be        - Other countries: +55 11 4613.0501
obtained with the Investor Relations sector which can be
reached by phone at                                             In English:
+55 51 3323.2703                                                - From the US: 1 866 812.0442 / 1 888 340.8477
or by e-mail inform@gerdau.com.br.                              - From Brazil: 0800 770.4544
                                                                - Other countries: +55 11 4613.0502

                                                                The  conference  call  will  also  be  available  on  the
                                                                internet. To listen in access our site
                                                                www.gerdau.com.br/ri.

                                    Exhibit 2


4TH QUARTER'S PERFORMANCE

OUTPUT AND SALES

o The steel output of the Gerdau companies in the last quarter of the year was of 3.2 million metric tons, 1.4% greater than that of the third quarter. Output in the period totaled 12.3 million metric tons, an increase of 30.7% compared to the volume of 2002, explained in part due to the incorporation of the new North American units on October 2002 and to the resumption of full productive capacity of the Ouro Branco, Minas Gerais, unit of Gerdau Acominas S.A.

o Output in Brazil was responsible for 56.5% of the total production in 2003. Units in North America contributed with 40.7% and companies in South America (except Brazil) with the remaining 2.8%.

o In rolled products, output in the quarter reached 2.4 million metric tons, 2.9% more than in the previous quarter. For the full year, this volume reached 9.0 million metric tons, an increase of 30.5% compared to that of 2002.

----------------------------------------------------------------------------------------------------------------------------
OUTPUT                                  4Q03           3Q03        VARIATION     FULL YEAR       FULL YEAR       VARIATION
(1,000 tons)                                                       4Q03/3Q03        2003            2002         2003/2002
CRUDE STEEL
   Brazil                            1,818.3        1,790.3             1.6%        6,975.9       5,998.9             16.3%
   North America                     1,253.5        1,249.6             0.3%        5,019.9       3,130.2             60.4%
   South America                        93.6           83.3            12.4%          346.8         312.0             11.2%
   TOTAL                             3,165.4        3,123.2             1.4%       12,342.6       9,441.1             30.7%

ROLLED PRODUCTS
   Brazil                            1,017.7        1,012.1             0.6%        3,890.6       3,660.3              6.3%
   North America                     1,241.1        1,196.9             3.7%        4,775.7       2,931.6             62.9%
   South America                       107.3           90.3            18.8%          378.6         340.7             11.1%
   TOTAL                             2,366.1        2,299.3             2.9%        9,044.9       6,932.6             30.5%
----------------------------------------------------------------------------------------------------------------------------

o Total consolidated sales amounted to 3.1 million metric tons in the fourth quarter, 1.1% below the tonnage shipped in the preceding quarter. The highlight of the period was the South American operations which presented a growth of 10.5% in the quarter, a consequence of the good economic performance of those countries.

o In fiscal year 2003, sales reached 12.1 million metric tons, 32.7% greater than in the year of 2002. In North America, shipments reached 5.1 million metric tons, 69.4% more than in the previous year. At the plants in Chile, Uruguay and Argentina, shipments reached the mark of 416.3 thousand metric tons, an increase of 18.3%. At Gerdau Acominas, the company that consolidates the operations in Brazil, the spotlight in 2003 went to exports. Total exports accounted for 3.2 million metric tons (US$ 787.3 million) and represent 48.8% of the Company's shipments. This volume was 69.9% greater than that of 2002. The strong demand in international markets
     - with very attractive prices -, fully compensated the reduction in domestic consumption, 12.9% below the volume shipped in the previous year.


----------------------------------------------------------------------------------------------------------------------------
SALES                                   4Q03           3Q03        VARIATION       FULL YEAR    FULL YEAR         VARIATION
(1,000 tons)                                                       4Q03/3Q03           2003        2002           2003/2002
----------------------------------------------------------------------------------------------------------------------------
BRAZIL
    Domestic market                    849.5          874.8           (2.9%)        3,376.1        3,874.3          (12.9%)
    Exports                            869.3          892.1           (2.6%)        3,211.4        1,890.7            69.9%
    TOTAL                            1,718.8        1,766.9           (2.7%)        6,587.5        5,765.0            14.3%

ABROAD
    North America                    1,294.9        1,290.4             0.4%        5,140.5        3,033.8            69.4%
    South America                      109.0           98.7            10.5%          416.3          351.8            18.3%
    TOTAL                            1,403.9        1,389.1             1.1%        5,556.8        3,385.6            64.1%



                                       4


TOTAL CONSOLIDATED                   3,122.7        3,156.0           (1.1%)       12,144.3        9,150.6            32.7%
----------------------------------------------------------------------------------------------------------------------------

                                    Exhibit 2

RESULTS

o In the last three months of the year net sales reached R$ 3.5 billion remaining at the same levels of the previous quarter. The great performance of exports in the period as well as the incorporation of the new North American units in October 2002 and the recovery of full productive capacity of Gerdau Acominas allowed for the 45,9% increase in net sales revenues exceeding R$ 9.2 billion, in 2002, up to R$ 13.4 billion in 2003.

----------------------------------------------------------------------------------------------------------------------------
NET SALES                               4Q03          3Q03         VARIATION FULL YEAR 2003 FULL YEAR 2002        VARIATION
(R$ million)                                                       4Q03/3Q03                                      2003/2002
----------------------------------------------------------------------------------------------------------------------------
   Brazil                            1,888.2       1,932.9            (2.3%)        7,307.0        5,248.0            39.2%
   North America                     1,473.6       1,440.6              2.3%        5,569.9        3,513.3            58.5%
   South America                       154.3         120.4             28.2%          490.1          400.4            22.4%
   TOTAL                             3,516.1       3,493.9              0.6%       13,367.0        9,161.7            45.9%
----------------------------------------------------------------------------------------------------------------------------

o Gross margin reached 24.70% in the fourth quarter compared to 23.07% in the third quarter and ending the year with an overall margin of 24.61%. Gross profit was R$ 868.5 million in the quarter (+7,8%) and R$ 3.3 billion for the full year (+25.5%).

o Operating expenses (SG&A) increased by 25.2% in the fourth quarter and represented 10.36% of net sales revenue, whereas in the previous quarter it was 8.33%. This increase resulted mainly from the greater costs involved in exporting (port services and freight) and the increase in Gerdau Ameristeel's expenses. Expenses with SG&A totaled R$ 364.1 million in the last quarter and accumulated R$ 1.2 billion in the full year of 2003.

----------------------------------------------------------------------------------------------------------------------------
EBTDA                                                               4Q03             3Q03   FULL YEAR 2003   FULL YEAR 2002
(R$ million)
----------------------------------------------------------------------------------------------------------------------------
   Gross profit                                                    868.5            805.9          3,290.2          2,622.7
   Cost of sales                                                 (125.8)          (114.8)          (448.1)          (337.6)
   SG&A                                                          (238.4)          (176.2)          (763.4)          (664.8)
   Depreciation and amortization                                   156.5            156.3            604.8            511.8
   EBITDA                                                          660.8            671.2          2,683.5          2,132.1
   Net financial expenses                                        (118.6)          (160.7)          (532.0)          (375.8)
      (net of monetary and FX variations)
   Monetary and foreign exchange variations                       (37.7)           (79.3)          (114.5)          (707.8)
   EBTDA                                                           504.5            431.2          2,037.0          1,048.5
----------------------------------------------------------------------------------------------------------------------------

o The increase in operating expenses in a bigger proportion than gross profit resulted in a reduction of 1.5% in EBITDA for the fourth quarter and reached R$ 660.8 million. As a consequence, the margin was also lower staying at 18.79% compared to 19.21% in the previous quarter. EBITDA for the year reached R$ 2.7 billion, 25.9% greater than that of 2002.



----------------------------------------------------------------------------------------------------------------------------
EBITDA                                  4Q03          3Q03         VARIATION     FULL YEAR       FULL YEAR         VARIATION
(R$ million)                                                       4Q03/3Q03        2003            2002           2003/2002
----------------------------------------------------------------------------------------------------------------------------
   Brazil                              547.8         584.9            (6.3%)        2.297.3        1.674.8            37.2%
      North America                     66.0          49.6             33.1%          234.7          347.3          (32.4%)
      South America                     47.0          36.7             28.1%          151.5          110.0            37.7%
   TOTAL                               660.8         671.2            (1.5%)        2,683.5        2,132.1            25.9%
----------------------------------------------------------------------------------------------------------------------------

o Net financial expenses in the fourth quarter totaled R$ 156.3 million, 34.8% less than that of the third quarter. This amount includes expenses with monetary variation in a total of R$ 9.3 million and foreign exchange variations of R$ 28.4 million. In 2003, net financial expenses totaled R$
     646.5 million, of which R$ 19.6 million refer to the monetary variations and R$ 94.9 million to FX variations.

                                    Exhibit 2

o Equity pick up was negative R$ 14.2 million in the quarter and R$ 299.4 million in the full year as a result of the FX effect on investments abroad.

o As a consequence of the integration of the operating assets of Gerdau S. A. into Gerdau Acominas, the latter was able to create a positive income tax and social contribution provision, in the fourth quarter, of R$ 116.8 million based on the recognition of R$ 135.7 million in tax credits resulting from fiscal losses.

o Net Profit in the last quarter reached R$ 459.9 million, 87.5% greater than that of the third quarter. Net profit for the full year was R$ 1.3 billion, presenting an increase of 53.4% over the previous year and a net margin of 9.38%. It is noteworthy that this result includes the R$ 333.7 million of tax credits generated by fiscal losses recognized by Gerdau Acominas throughout fiscal year 2003 (R$ 37.8 million in 2002).

----------------------------------------------------------------------------------------------------------------------------
NET PROFIT                              4Q03           3Q03        VARIATION    FULL YEAR        FULL YEAR       VARIATION
(R$ million)                                                       4Q03/3Q03       2003              2002        2003/2002
----------------------------------------------------------------------------------------------------------------------------
   Brazil                              431.4          253.7            70.0%        1.222,4          679.3            79.9%
   North America                       (4.3)         (29.4)                -         (61.3)          105.0                -
  South America                         32.8           21.0            56.2%           93.4           33.6           178.0%
   TOTAL                               459.9          245.3            87.5%        1.254.5          817.9            53.4%
----------------------------------------------------------------------------------------------------------------------------

INVESTMENT

o Investments in fixed assets from October to December totaled US$ 88.5 million, destined mostly to the conclusion of the installation of the wire-rod rolling mill at the Ouro Branco, Minas Gerais, mill. Investments for the full year reached US$ 294.7 million.

o Companies in Brazil invested US$ 67.6 million in the fourth quarter whereas the units in North America invested US$ 18.9 million and in South America the remaining US$ 2,0 million.

o    For the full year of 2003, investments in the Brazilian-based units US$
     228.5 million (77.5% of the total), the industrial plants in North America a total of US$ 59.4 million (20.2% of the total) and companies in South America the remaining US$ 6.8 million (2.3% of the total).

-----------------------------------------------------------------------------
INVESTMENTS                          4Q03           3Q03      FULL YEAR 2003
(US$ million)
-----------------------------------------------------------------------------
   BRAZIL                            67.6           49.8               228.5
       Gerdau Acominas               63.7           48.2               221.3
       Other                          3.9            1.6                 7.2

   ABROAD                            20.9           17.7                66.2
       North America                 18.9           16.0                59.4
       South America                  2.0            1.7                 6.8

   TOTAL                             88.5           67.5               294.7
-----------------------------------------------------------------------------

o On December 2nd, Gerdau Acominas S.A. signed a purchase agreement contract to acquire Margusa - Maranhao Gusa S.A., a company with an installed capacity of 200 thousand metric tons of pig iron per annum and located in the city of Bacabeira, state of Maranhao, and distant 50 kilometers from the city of Sao Luis and 48 kilometers from the regional sea port. The price of the stock is equivalent to US$ 18 million. This acquisition envisages the guaranteeing of pig iron supply to the Gerdau mills in the Northeast region and to export the surplus to the North American units. This investment also ensures an important presence in the Carajas area, a strategic source of pig iron with logistics to cater to both the domestic and the export markets.

                                    Exhibit 2


o On December 10th Gerdau Acominas S.A. signed a purchase pre-contract agreement for the acquisition of mining rights and real estate for the Companhia Paraibuna de Metais (Grupo Votorantim) for a total amount equivalent to US$ 30 million. The assets include 15 mining concessions in an area totaling 7 thousand hectares. These sites are located at Miguel Bournier, Varzea do Lopes and Gongo Soco, in the state of Minas Gerais. The reserves in these mines as per partial prospecting are enough to guarantee the supply of iron ore to ensure the planed consumption levels for the Ouro Branco mill. The mines have a privileged location within the iron ore quarter in Minas Gerais (quadrilatero ferrifero mineiro) and are nearby the mill and should contribute to consolidate the competitive position of this unit in the long run. This acquisition does not aim to alter the existing supply chain already in place, based on more than 10 different iron ore suppliers in the region.

INDEBTEDNESS

o On October Gerdau concluded a euro commercial paper placement for US$ 100 million with maturity on October 15th, 2004 and a coupon of 4.0% per annum.

o On November 1st, 2003 the Gerdau S.A. 13th outstanding debenture issue were bought back by the Company.

o In North America, Gerdau Ameristeel concluded on January 23rd, 2004, the exchange offer for US$ 405 million of the principal of Senior Notes sold through a private placement in June 2003. The Exchange Notes (including the subsidiary guarantees) have substantially the same form and terms as the outstanding Existing Notes and have been registered under the U.S. Securities Act of 1933, as amended, and are not subject to restrictions on transfer.

-----------------------------------------------------------------------------
INDEBTEDNESS             DEC 31, 2003      SEPT 30, 2003        DEC 31, 2002
(R$ million)
-----------------------------------------------------------------------------
SHORT TERM
   Local currency               280.9              735.7               480.7
   Foreign currency(1)        1,342.7            1,576.0             1,639.4
   Companies abroad             793.8              841.5             1,587.9
   TOTAL                      2,417.4            3,153.2             3,708.0

LONG TERM
   Local currency               717.2              762.9             1,096.1
   Foreign currency(1)        1,030.7            1,047.2               897.8
   Companies abroad           2,097.2            1,980.4             1,465.9
   TOTAL                      3,845.1            3,790.5             3,459.8

GROSS DEBT                    6,262.5            6,943.7             7,167.8
Cash & equivalents            1,017.0            1,497.6             1,430.7

NET DEBT                      5,245.5            5,446.1             5,737.1
-----------------------------------------------------------------------------
  (1) -  51%  of  foreign  currency  debt  was  covered  by  hedge contracts.

o On December 31st, 2003, net debt was R$ 5.2 billion, 3.7% lower than that of September 30th.

o Of total gross debt, 38.6% were short term (R$ 2.4 billion) and 61.4% long term (R$ 3.8 billion). Approximately 15.9% were contracted in local currency, mostly with the BNDES, and 37.9% are linked to the US dollar, and 46.2% were contracted by companies abroad.

o The balance for Cash & Equivalents at the end of the year had R$ 1.0 billion of which 57.7% (R$ 587.1 million) were indexed to the US dollar.

o At the end of the period, the main indicators related to indebtedness were as follows:

--------------------------------------------------------------------------------
INDICATORS                           DEC 31, 2003   SEPT 30, 2003  DEC 31, 2002
--------------------------------------------------------------------------------
Net debt / Net total capitalization     51.9%           52.4%        56.5%
EBITDA / Net financial expenses
   (net of monetary                      5.0x            4.9x1        5.7x

                                    Exhibit 2

and FX variations)
Gross debt / EBITDA                      2.3x            2.6x         3.4x
Net debt / EBITDA                        2.0x            2.1x         2.7x
--------------------------------------------------------------------------------
  1 - 9 months accumulated.

                                    Exhibit 2

APIMEC MEETING

o Aiming at enhancing the relationship with the capital markets agents, Gerdau organized a national APIMEC meeting on the 12th and 13th of November in Belo Horizonte, state of Minas Gerais.

o The event had more than 220 guests which, in addition to attending the presentation on the 2003 nine months performance of the Gerdau companies, had the opportunity to visit the industrial site of Gerdau Acominas in Ouro Branco.

RISK MANAGEMENT

o On January 2004, Gerdau started a project aiming at consolidating the Group's risk management process. This project will have the following targets and will be supported by Company executives and outside consultants:

     - To enhance Corporate governance by applying the world's best practices;

     - Formally establish the planning and the responsibilities of the risk management, process management, internal auditing and involved parties;

     - To evaluate the controls and risk environment in each business process;

     - To implement the integrated risk management system interconnected with the operations processing systems which will allow the risk and auto-evaluation monitoring;

o The project is being implemented based on the latest risk management techniques recognized worldwide and that are in compliance with Sarbanes-Oxley's Act, and which must be applied to Brazilian corporations with shares listed in US stock exchanges. More than complying with the Law, Gerdau's strategy is to ensure a constant evolution of the risk management process therefore ensuring reliability and transparence of its operations.

NON-CONSOLIDATED FIGURES

METALURGICA GERDAU S.A.

o On a meeting held by the board of the Company on November 17th, the board members authorized a stock buyback program to hold in treasury and for future reselling or cancellation. This authorization is valid for 90 days. Management is responsible for determining the number of shares to be bought and when. The stock purchases are being conducted with funding of profit reserves and subject to the limit of 550 thousand preferred shares, which represent 2% of the free float on October 31st, 2003.

o Shareholders will be credited the interest over capital stock for the fourth quarter on February 17th, 2004, a total amount of R$ 80.4 million (R$ 1.94 per share). The year's accumulated shareholders' payout totaled R$
     172.1 million (R$ 4.145 per existing share), a dividend yield of 6.2%, if considered the stock quote of R$ 66.70 on December 30th, 2003.

o    At the Sao Paulo Stock Exchange (Bovespa), the Metalurgica Gerdau S.A.
     (GOAU) shares moved R$ 573.8 million during 2003, 89.4% more than in 2002. There were 21,415 trades in the period and 9,759 in the previous year. The preferred shares appreciated 161.3% and the daily trading average evolved to R$ 1.2 million, in 2002, to R$ 2.2 million in 2003.

                                    Exhibit 2

In 2003, the evolution of preferred shares quotes at the Sao Paulo Stock Exchange was as follows:

                                     BOVESPA


                                [OBJECT OMITTED]

o Metalurgica Gerdau S.A. had a net profit of R$ 218.2 million (R$ 5.26 per share) in the fourth quarter, 76.3% more than in the previous quarter. This profit is due to the greater equity pick up over investments in subsidiaries and affiliated companies in the period. Net profit for the fiscal year was of R$ 575.2 million (R$ 13.88 per share), presenting an increase of 32.5% over that of 2002.

o On December 31st, shareholders' equity was R$ 2.0 billion, representing a shareholders' equity per share of R$ 47.58.

GERDAU S.A.

o On a meeting held by the board of the Company on November 17th, the board members authorized a stock buyback program to hold in treasury and for future reselling or cancellation. This authorization is valid for 90 days. Management is responsible for determining the number of shares to be bought and when. The stock purchases are being conducted with funding of profit reserves and subject to the limit of 1,380,000 preferred shares, which represent 2% of the free float on October 31st, 2003.

o Shareholders will be credited the interest over capital stock for the fourth quarter on February 17th, 2004, a total amount of R$ R$ 151.0 million (R$ R$ 1.02 per share). The year's accumulated shareholders' payout totaled R$ 351.3 million (R$ 2.325 per existing share), a dividend yield of 3.8%, if considered the stock quote of R$ 61.00 on December 30th, 2003.

o At the Sao Paulo Stock Exchange (Bovespa), the Gerdau S.A. (GGBR4) shares moved R$ 2,5 billion during 2003, an increase of 81.9 % over 2002. There were 103,599 trades in the period presenting an increase of 89.3% over the previous year. The preferred shares appreciated 151.7% and the daily trading average evolved to R$ 9.8 million compared to the R$ 5.5 million in 2002.

                                    Exhibit 2


o The ADRs, representative of Gerdau S.A.'s (GGB) preferred shares and traded at the New York Stock Exchange, moved 23.5 million shares in 2003, 67.4% more than in 2002. The resources involved in these transactions totaled US$
     315.3 million in the period, equivalent to a daily average of US$ 1.2 million.

o Gerdau S.A.'s (XGGB) preferred shares had daily presence at the Madrid Stock Exchange (Latibex) in 2003. There were 297.7 thousand shares traded and moving financial resources of 3.1 million euros.

o In 2003, the evolution of preferred shares quotes at the Sao Paulo Stock Exchange and at the New York Stock Exchange were as follows:

                      BOVESPA                            NYSE


                 [OBJECT OMITTED]                  [OBJECT OMITTED]

o    In the last quarter of the year, Gerdau S.A.'s gross revenues reached R$
     1.2 billion, 31.8% lower than that of the third quarter as a result of the operational reorganization implemented in November, when the operating assets were transferred to its subsidiary Gerdau Acominas S.A. in this manner revenues in the fourth quarter include only revenues generated in October and November. In 2003, gross revenues reached R$ 6.1 billion and net sales R$ 4.9 billion, presenting an increase of 19.5% and of 21.8%, respectively.

o The company's net profit was R$ 458.0 million in the fourth quarter, 95.4% superior to that of the third quarter and influenced in part by Gerdau Acominas' recognition of R$ 135.7 million of fiscal credits as a result of the integration with Gerdau S.A.'s operations. The accumulated net profit totaled R$ 1.1 billion, 42.4% more than in 2002. This profit represents R$
     3.09 per share in the quarter and R$ 7.68 per share in the year.

o On December 31st, shareholders' equity of Gerdau S.A. was R$ 4.1 billion, equivalent to a shareholders' equity per share of R$ 27.89.

GERDAU ACOMINAS S.A.

o On November 28th, shareholders of Gerdau S.A. and Aco Minas Gerais S.A. - Acominas (now Gerdau Acominas S.A.) approved the integration of its operations. This operation consisted of the transfer of all Brazilian steel operations and complementary activities of Gerdau S.A. to Gerdau Acominas S.A. with the purpose of better service clients in Brazil and abroad. The 10 steel plants are now operating in an integrated manner with the 11 fabrication shops for long steel, 6 downstream operations and Comercial Gerdau, with its 73 branches and 5 service centers for flat steel. This new structure allows for a better product mix and leads to an optimization of commercial and operational synergies along with administrative processes. In

                                    Exhibit 2


     addition, the operation will reinforce the cash generation and will generate tax economies both at the federal and state levels.

o Gross revenues at Gerdau Acominas reached R$ 1.2 million, 78% greater than that of the third quarter which is explained mainly by the incorporation of Gerdau S.A.'s operations in December. In the period, gross revenues reached R$ 3.2 billion presenting an increase of 99.1% compared to 2002.

                                    Exhibit 2

o The Company's net profit reached R$ 312.4 million in the last quarter of the year, 237.7% greater than that of the third quarter. As a result of the integration with Gerdau S.A.'s operations, there was an accrual at Acominas of R$ 135.7 million of tax credits generated by fiscal losses. For the full year, net profit reached R$ 849.8 million (R$ 5.36 per share) compared to R$ 62.7 million in 2002. It is important to notice that this result includes the R$ 333.7 million in tax credits generated by fiscal losses recognized in 2003 (R$ 37.8 million).

o Based on the results of the fiscal year, R$ 284 million were provisioned for dividend payments to be decided by the Board.

o    On December 31st, shareholders' equity was R$ 3.0 billion equivalent to R$
     19.10 per share.

GERDAU AMERISTEEL CORPORATION

o In 2003, Gerdau Ameristeel's (GNA.TO) moved Cdn$ 114.3 million on the Toronto Stock Exchange and involved 43.8 million shares. In the period, the Company's shares appreciated 101.3% on that Exchange.

o Throughout 2003, the evolution of the quotes at the Toronto Stock Exchange were as follows:


                                     TORONTO

                                [OBJECT OMITTED]

o The Company's net revenues, adjusted for Brazilian GAAP, reached R$ 1.5 billion in the fourth quarter of 2003, 2.3% greater than that of 2002. In the period, net revenues accumulated R$ 5.6 billion, presenting an increase of 58.5%.

MANAGEMENT

METALURGICA GERDAU S.A. - CONSOLIDATED
BALANCE SHEET

CORPORATE LAW - R$ THOUSAND                   DEC. 2003           SEP. 2003               DEC. 2002
TOTAL ASSETS                                 14,378,841          14,813,847              14,561,913
CURRENT ASSETS                                5,432,827           5,914,167               5,467,714
    Cash and equivalents                      1,015,726           1,485,016               1,420,236
    Trade accounts receivable                 1,561,083           1,657,031               1,424,595
    Inventories                               2,336,598           2,262,359               2,220,055
    Other                                       519,420             509,761                 402,828
LONG-TERM RECEIVABLES                         1,081,485             805,899                 571,035
    Others                                    1,081,485             805,899                 517,035
PERMANENT ASSETS                              7,864,529           8,093,781               8,523,164
    Investments                                 463,224             443,940                 917,751
    Fixed assets                              7,401,305           7,649,841               7,605,413
----------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                            14,378,841          14,813,847              14,561,913
CURRENT LIABILITIES                           4,424,043           4,899,151               5,475,429
    Trade accounts payable                    1,191,065           1,035,354                 924,330
    Loans and financing                       2,464,950           3,198,697               3,745,743
    Other accounts payable                      768,028             665,100                 805,356
LONG-TERM LIABILITIES                         5,117,878           4,968,259               4,680,929
    Loans and financing                       3,396,085           3,326,536               2,750,492
    Debentures                                  423,956             425,870                 646,463
    Other accounts payable                    1,297,837           1,215,853               1,283,974
    Minority Shareholders                     2,864,824           3,105,027               2,829,489
SHAREHOLDERS' EQUITY                          4,836,920           4,946,437               4,405,555
    Capital stock                             1,280,000           1,280,000                 640,000
    Capital reserves                            692,096             561,410                 936,066
----------------------------------------------------------------------------------------------------------


FINANCIAL STATEMENT

CORPORATE LAW - R$ THOUSAND               4Q2003       3Q2003       4Q2002         2003          2002
GROSS SALES REVENUE                     4,169,144     4,131,602    3,081,499   15,782,967     11,143,960
    Sales taxes                          (369,409)     (378,670)    (325,741)  (1,427,585)    (1,133,490)
    Freights and discounts               (283,660)     (259,174)    (189,400)    (988,421)      (848,758)
NET SALES REVENUE                       3,516,075     3,493,758    2,566,358   13,366,961      9,161,712
    Cost of sales                      (2,647,582)   (2,687,894)  (1,821,229) (10,076,740)    (6,538,993)
GROSS PROFIT                              868,493       805,864      745,129    3,290,221      2,622,719
OPERATING RESULT                         (523,474)     (500,225)    (454,968)  (2,138,040)    (1,628,199)
    Selling expenses                     (125,709)     (114,775)     (98,623)    (448,131)      (337,609)
    Financial result                     (150,266)     (233,947)      63,430     (621,376)    (1,065,533)
    General and administrative           (252,025)     (184,705)    (185,733)    (804,501)      (694,538)
    expenses
    Equity pick-up                        (11,963)       29,929     (149,527)    (281,240)       447,483
    Net other operating                    16,489         3,273      (84,515)      17,208         21,998
    revenue/expenses
OPERATING PROFIT                          345,019       305,639      290,161    1,152,181        994,520
    Net non-operating                       6,190        (2,730)     (41,101)      (6,162)       (70,097)
    revenue/expenses
PROFIT BEFORE TAXES/PARTICIPATION         351,209       302,909      249,060    1,146,019        924,423
    Provision for income tax and          120,907       (51,584)     (47,654)     139,856        (86,856)
      social contribution
    Statutory participation               (13,409)       (5,149)      (5,872)     (29,001)       (16,551)
NET PROFIT FOR THE PERIOD                 458,707       246,176      195,534    1,256,874)       821,016
---------------------------------------------------------------------------------------------------------


CASH FLOW
CORPORATE LAW - R$ THOUSAND               4Q2003       3Q2003       4Q2002         2003          2002
NET INCOME                                458,707       246,176      195,534    1,256,874        821,016
    Equity pick up                         11,964       (29,929)     149,527      281,240       (447,483)
    Provision for credit risk               4,365         6,889        2,745       20,618          5,452
    Gain/Loss in fixed asset disposal      (5,148)        8,117        2,227       10,056          8,190
    Gain/Loss in liquidation of            (1,753)       (1,446)      22,328       (1,556)        27,614
    investment
    Monetary and exchange variation        43,921       101,504     (173,363)     136,349        761,826
    Depreciation and amortization         156,491       156,359      126,273      605,045        511,929
    Income tax and social                (178,985)      (29,531)      72,001     (441,456)        10,142
    contribution
    Interest paid                         156,720       137,234      125,640      593,308        464,260
    Contingencies/legal deposits           (9,579)       (5,923)       2,568          562          2,191
    Changes in trade account              137,375       (32,048)     178,811     (167,134)      (161,318)
    receivable
    Changes in inventories                (64,053)       88,107     (154,001)    (207,267)      (222,708)
    Changes in trade accounts payable      65,151        36,290      (95,294)     187,227        (46,140)
    Other accounts in operating            32,299        75,323       20,506       74,557       (116,930)
    activities
NET CASH PROVIDED BY OPERATING            807,475       757,122      475,502    2,348,423      1,618,041
ACTIVITIES
    Fixed assets                         (247,126)     (199,886)    (139,248)    (873,039)      (565,851)
    acquisitions/disposals
    Deferred charges                       (1,987)       (2,210)         687       (7,246)        (6,134)
    Investments                           (53,579)      (15,619)      97,578      (67,005)      (913,011)
    acquisitions/disposals
CASH (APPLIED TO) INVESTING              (302,692)     (217,715)     (40,983)    (947,290)    (1,484,996)
ACTIVITIES
    Fixed assets suppliers                 10,108        (5,906)      13,697        2,196        (13,449)
    Working capital financing            (406,679)     (127,449)     102,175     (334,804)       640,514
    Debentures                           (356,106)       (9,966)     (41,109)    (347,456)       242,659
    Proceeds from fixed assets            180,941        49,184        9,458      454,989      1,476,379
    financing
    Payments of fixed assets             (189,853)      (74,038)    (846,274)    (541,308)    (1,823,826)
    financing
    Interest paid for financing          (104,101)      (76,721)    (103,346)    (414,409)      (351,052)
    Inter companies loans                     544        (1,057)      16,600      (16,937)           845
    Capital increase/Treasury stocks      (24,151)            -            -      (24,151)             -
    Dividend/interest & statutory         (82,398)      (48,168)      (1,697)    (423,399)      (259,366)
    particip, payment
CASH PROVIDED BY (APPLIED TO             (971,695)     (294,121)    (850,496)  (1,645,279)       (87,296)
FINANCING ACTIVITIES
NET CHANGE IN CASH                       (466,912)      245,286     (415,977)    (244,146)        45,749
CASH BALANCE
    At the beginning of the period      1,485,017     1,217,043    1,966,259    1,420,236      1,003,384
    Effect of exchange rate changes        (2,926)       22,687     (182,432)    (173,736)       318,717
      on cash
    Cash of companies purchased               583             -       52,386       13,372         52,386
    At the end of the period            1,015,726     1,485,016    1,420,236    1,015,726      1,420,236
CASH COMPOSITION
    Temporary cash investments            890,130     1,325,648    1,345,717      890,130      1,345,717
    Cash                                  125,596       159,368       74,519      125,596         74,519
-------------------------------------------------------------------------------------------------------------


METALURGICA GERDAU S.A. - NON-CONSOLIDATED
BALANCE SHEET

CORPORATE LAW - R$ THOUSAND                   DEC. 2003           SEP. 2003               DEC. 2002
TOTAL ASSETS                                  2,156,842           1,977,298               1,773,071
CURRENT ASSETS                                  107,480              87,028                 156,842
    Cash and equivalents                         25,186              38,207                  63,861
    Trade accounts receivable                         -                   -                       -
    Inventories                                       -                   -                       -
    Other                                        82,294              48,821                  92,981
LONG-TERM RECEIVABLES                            18,145              19,900                  17,568
    Accounts receivable                          18,145              19,900                  17,568
PERMANENT ASSETS                              2,031,217           1,870,370               1,597,661
    Investments                               2,029,479           1,868,595               1,596,773
    Fixed assets                                  1,738               1,775                   1,888
-----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                             2,156,842           1,977,298               1,773,071
CURRENT LIABILITIES                              94,090              44,537                 108,668
    Trade accounts payable                            4                   3                      31
    Loans and financing                             624                 601                      18
    Other accounts payable                       93,462              43,933                 108,619
LONG-TERM LIABILITIES                            90,656              91,351                  88,337
    Loans and financing                       1,972,096           1,841,410               1,576,066
    Debentures                                1,280,000           1,280,000                 640,000
    Other accounts payable                       90,656              91,351                  87,425
SHAREHOLDERS' EQUITY                          1,927,096           1,841,410               1,576,066
    Capital stock                             1,280,000           1,280,000                 640,000
    Capital reserves                            692,096             561,410                 936,066
-----------------------------------------------------------------------------------------------------


FINANCIAL STATEMENT
CORPORATE LAW - R$ THOUSAND          4Q2003         3Q2003        4Q2002          2003          2002
GROSS SALES REVENUE                        -              -             -              -             -
    Sales taxes                            -              -             -              -             -
    Freights and discounts                 -              -             -              -             -
NET SALES REVENUE                          -              -             -              -             -
    Cost of sales                          -              -             -              -             -
GROSS PROFIT                               -              -             -              -             -
OPERATING RESULT                     226,543        124,009       121,388        586,659       461,888
    Selling expenses                       -              -             -              -             -
    Financial result                   1,450          1,211         1,246          6,284         4,681
    General and administrative       (10,146)        (6,036)       (8,495)       (29,993)      (20,645)
    expenses
    Equity pick-up                   235,124        128,817       128,635        610,001       473,446
    Net other operating                  115             17             2            367         4,406
    revenue/expenses
OPERATING PROFIT                     226,543        124,009       121,388        586,659       461,888
    Net non-operating                     42          1,401       (18,996)         1,445       (20,193)
    revenue/expenses
PROFIT BEFORE                        226,585        125,410       102,392        588,104       441,695
TAXES/PARTICIPATION
    Provision for income tax          (7,631)          (923)       (3,715)        (9,968)       (4,861)
      and social contribution
    Statutory participation             (812)          (728)         (794)        (2,957)       (2,806)
NET PROFIT FOR THE PERIOD            218,142        123,759        97,883        575,179       434,028
-----------------------------------------------------------------------------------------------------------

Profit per share - R$                   5.26           2.98          4.71          13.88         20.87
Book value per share - R$              47.58          44.28         75.80          47.58         75.80
Outstanding shares* (thousand)        41,447         41,584        20,792         41,447        20,792
-----------------------------------------------------------------------------------------------------------
*Per lot of 1,000 shares in the 4Q2002 and 2002

CASH FLOW
CORPORATE LAW - R$ THOUSAND               4Q2003       3Q2003       4Q2002         2003          2002
NET INCOME                                218,142       123,759       97,883      575,179        434,028
    Equity pick up                       (235,124)     (128,817)    (128,635)    (610,001)      (473,446)
    Gain/Loss in disposal of                  (42)       (1,402)      18,996       (1,445)        20,193
    investment
    Monetary and exchange variation         1,091         1,540        2,525        5,563          9,920
    Depreciation and amortization              36            37           37          149            151
    Income tax and social                   4,189         3,376        2,262       ,8,420          1,791
    contribution
    Interest paid                              11            19          524           14          2,252
    Contingencies/legal deposits                3             -           17           18         (4,191)
    Changes in trade accounts payable           1           (65)          30          (27)            30
    Other accounts in operating            10,338          (269)       7,284        8,656          8,485
    activities
NET CASH PROVIDED BY OPERATING             (1,355)       (1,822)         923      (13,474)          (787)
ACTIVITIES
    Fixed assets                           (1,344)        7,198       (8,661)       5,097         (8,661)
    acquisitions/disposals
    Interest on Equity/Distribution        36,119        23,366        4,912      185,108         94,425
    of Profit Received
INVESTMENTS ACQUISITIONS/DISPOSALS         34,775        30,564       (3,749)     190,205         85,764
    Working capital financing              (1,829)       (1,778)      (1,640)      (7,015)        48,177
    Debentures                                  -          (404)      (1,041)        (423)        (3,281)
    Interest paid for financing                 -             -            -            -            (81)
    Inter companies loans                  (2,759)         (866)        (765)      (2,506)           374
    Capital increase/Treasury stocks       (7,049)                         -       (7,049)             -
    Dividend/interest & statutory         (34,804)      (22,925)      (2,782)    (198,413)      (137,905)
    particip, payment
CASH PROVIDED BY (APPLIED TO              (46,441)      (25,973)      (6,228)    (215,406)       (92,716)
FINANCING ACTIVITIES
NET CHANGE IN CASH                        (13,021)        2,769       (9,054)     (38,675)        (7,739)
CASH BALANCE
    At the beginning of the period         38,207        35,438       72,915       63,861         71,600
    At the end of the period               25,186        38,207       63,861       25,186         63,861
CASH COMPOSITION
    Temporary cash investments             25,163        28,205       63,847       25,163         63,847
    Cash                                       23             2           14           23             14
-----------------------------------------------------------------------------------------------------------


GERDAU S.A. - CONSOLIDATED
BALANCE SHEET
CORPORATE LAW - R$ THOUSAND             DEC. 2003        SEP. 2003            DEC. 2002
TOTAL ASSETS                           14,246,741       14,698,466           14,462,008
 Current assets                         5,334,880        5,820,746            5,371,089
 Cash and equivalents                   1,017,006        1,497,581            1,430,656
 Trade accounts receivable              1,526,176        1,609,626            1,376,029
 Inventories                            2,336,598        2,262,359            2,219,981
 Other                                    455,100          451,180              344,423
LONG-TERM RECEIVABLES                   1,051,257          785,468              553,098
 Accounts receivable                    1,051,257          785,468              553,098
PERMANENT ASSETS                        7,860,604        8,092,252            8,537,821
 Investments                              461,412          442,349              916,234
 Fixed assets                           7,399,192        7,649,903            7,621,587
----------------------------------------------------------------------------------------
TOTAL LIABILITIES                      14,246,741       14,698,466           14,462,008
CURRENT LIABILITIES                     4,342,899        4,837,840            5,388,897
 Trade accounts payable                 1,192,428        1,036,453              925,541
 Loans and financing                    2,417,403        3,153,173            3,707,916
 Other accounts payable                   733,068          648,214              755,440
LONG-TERM LIABILITIES                   5,048,695        4,911,360            4,652,468
 Loans and financing                    3,396,085        3,326,536            2,750,492
 Debentures                               449,039          463,995              709,367
 Other accounts payable                 1,203,571        1,120,829            1,192,609
 Minority shareholders                    726,751        1,124,190            1,127,417
SHAREHOLDERS' EQUITY                    4,855,147        4,949,266            4,420,643
 Capital stock                          1,735,656        1,735,656            1,335,120
 Capital reserves                       2,392,740        2,089,420            1,958,106
----------------------------------------------------------------------------------------



FINANCIAL STATEMENT
CORPORATE LAW - R$ THOUSAND        4Q2003          3Q2003          3Q2002           2003          2002
GROSS SALES REVENUE               4,169,144      4,131,602        3,081,499      15,782,967     11,143,960
  Sales Taxes                      (369,409)      (378,670)        (325,741)     (1,427,585)    (1,113,490)
  Freights and discounts           (283,660)      (259,174)        (189,400)       (988,421)      (848,758)
NET SALES REVENUES                3,516,075      3,493,758        2,566,358      13,366,961      9,161,712
  Cost of sales                  (2,647,582)    (2,687,894)      (1,821,229)    (10,076,740)    (6,538,993)
GROSS PROFIT                       868,493         805,864          745,129       3,290,221      2,622,719
OPERATING RESULT                  (518,973)       (502,394)        (479,771)     (2,143,009)    (1,661,241)
  Selling expenses                (125,767)       (114,757)         (98,603)       (448,131)      (337,589)
  Financial Result                (156,351)       (240,046)          57,537        (646,570)    (1,083,645)
  General and administrative
  Expenses                        (238,371)       (176,216)        (174,345)       (763,440)      (664,785)
  Equity pick up                   (14,178)         26,130         (179,511)       (299,357)       408,730
  Net other operating
  revenue/expenses                  15,694           2,495          (84,849)         14,489         16,048
OPERATING PROFIT                   349,520         303,470          265,358       1,147,212        961,478
  Net non-operating
  revenue/expenses                   6,147          (4,131)         (22,104)         (7,608)       (49,903)
PROFIT BEFORE TAXES/PARTICIPATION  355,667         299,339          243,254       1,139,604        911,575
  Provision for income tax
  And social contribution          116,797         (49,602)         (43,123)        140,924        (79,891)
  Statutory participation          (12,596)         (4,421)          (5,079)        (26,043)       (13,746)
NET PROFIT FOR THE PERIOD          459,868         245,316          195,052       1,254,485        817,938
--------------------------------------------------------------------------------------------------------------


CASH FLOW
CORPORATE LAW - R$ THOUSAND                  4Q2003          3Q2003          4Q2002           2003          2002
NET INCOME                                  459,868         245,316          195,052       1,254,485       817,938
  Equity pick up                             14,179         (26,130)         179,511         299,357      (408,730)
  Provision for credit risk                   4,415           6,872            3,056          20,705         5,432
  Gain/Loss in fixed asset disposal          (5,148)          8,117            2,227          10,056         8,190
  Gain/Loss in liquidation of investment     (1,710)            (45)           3,331            (111)        7,420
  Monetary and exchange variation            42,830          99,966         (177,532)        130,790       748,573
  Depreciation and amortization             156,452         156,320          126,233         604,887       511,771
  Income tax and social contribution       (189,572)        (15,264)          69,058        (438,731)        7,755
  Interest paid                             155,510         135,432          123,181         587,143       454,651
  Contingencies/legal deposits               (9,466)         (5,960)           2,551             624         6,334
  Changes in trade account receivable       124,826         (28,381)         177,340        (180,879)     (147,543)
  Changes in inventories                    (64,053)         88,107         (154,056)       (207,267)     (222,708)
  Changes in trade accounts payable          65,414           7,121          (94,754)        187,378       (46,005)
  Other accounts in operating activities     31,665          90,834           13,958          84,468      (115,673)
NET CASH PROVIDED BY OPERATING ACTIVITIES    785,211        762,305          469,156       2,352,905     1,627,405
  Fixed assets acquisitions/deposals        (247,126)      (199,887)        (139,247)       (873,039)     (565,828)
  Deferred charges                            (1,987)        (2,211)             685          (7,246)       (6,135)
  Investments acquisitions/deposals          (53,621)       (20,934)         105,628         (71,603)     (906,213)
CASH (APPLIED TO) INVESTING ACTIVITIES      (302,734)      (223,032)         (32,934)       (951,888)   (1,478,176)
  Fixed assets suppliers                      10,107         (5,906)          13,697           2,195       (13,449)
  Working capital financing                 (406,850)      (102,034)         115,185        (336,901)      618,679
  Debentures                                (370,655)        (8,966)         (48,942)       (394,340)      238,414
  Proceeds from fixed assets financing       180,941         49,184            9,458         454,989     1,476,379
  Payments of fixed assets financing        (189,853)       (74,038)        (844,634)       (541,308)   (1,872,003)
  Interest paid for financing               (102,093)       (73,388)        (101,411)       (402,611)     (343,614)
  Inter companies loans                       16,013            411           19,306         (11,316)        3,771
  Capital increase/Treasury stocks           (17,102)             -                -         (17,102)            -
  Dividend/interest & statutory
    particip, payment                        (81,182)       (48,121)          (1,037)       (407,910)     (210,675)
CASH PROVIDED BY (APPLIED TO)
  FINANCING ACTIVITIES                      (960,674)      (262,858)        (838,378)     (1,654,304)      102,498)
NET CHANGE IN CASH                          (478,198)       276,415         (402,156 )      (253,287)       46,731
CASH BALANCE
  At the beginning of the period           1,497,581      1,198,479        1,962,858       1,430,656      1,012,822
  Effect of exchange rate changes
    on cash                                   (2,961)        22,687         (182,432)       (173,735)       318,717
  Cash of companies purchased                    583              -           52,386          13,372         52,386
  At the end of the period                 1,017,006      1,497,581        1,430,656       1,017,006      1,430,656
CASH COMPOSITION
  Temporary cash investments                 895,391      1,341,196        1,359,288         895,391       1,359,288
  Cash                                       121,615        156,385           71,368         121,615          71,368
----------------------------------------------------------------------------------------------------------------------

GERDAU S.A. - NON CONSOLIDATED
BALANCE SHEET
CORPORATE LAW - R$ THOUSAND                 DEC. 2003   SEPT. 2003    DEC. 2002
TOTAL ASSETS                              4,727,498     7,590,894     7,806,739
CURRENT ASSETS                              415,089     1,927,406     1,573,867
  Cash and equivalents                      177,684       446,864       365,680
  Trade accounts receivable                       -       622,337       476,157
  Inventories                                     -       750,294       476,157
  Other                                     237,405       107,911       619,693
LONG-TERM RECEIVABLES                        64,097       125,633       112,337
  Others                                     64,097       125,633       141,748
PERMANENT ASSETS                          4,248,312     5,537,855     6,091,124
  Investments                             4,248,312     3,793,414     4,410,913
  Fixed assets                                    -     1,744,441     1,680,211
-------------------------------------------------------------------------------
TOTAL LIABILITIES                         4,727,498     7,590,894     7,806,739
CURRENT LIABILITIES                         190,261     2,139,750     1,728,521
  Trade accounts payable                          -       151,057       148,328
  Loans and financing                             -     1,689,571     1,237,464
  Other accounts payable                    190,261       299,122       342,729
LONG-TERM LIABILITIES                       408,841     1,626,068     2,784,992
  Domestic financing                              -     1,037,069     1,032,164
  Debentures                                227,878       250,638       539,922
  Provisions for contingencies              180,963       338,361     1,212,906
SHAREHOLDERS' EQUITY                      4,128,396     3,825,076     3,293,226
  Capital stock                           1,735,656     1,735,656     1,335,120
  Capital reserves                        2,392,740     2,089,420     1,958,106
-------------------------------------------------------------------------------

FINANCIAL STATEMENT
CORPORATE LAW - R$ THOUSAND                  4Q2003       3Q2003       4Q2002          2003         2002
GROSS SALES REVENUE                        1,208,328    1,771,618     1,456,669      6,087,658    5,093,107
  Sales taxes                               (210,311)    (305,100)     (271,922)    (1,068,692)    (946,759)
  Freights and discounts                     (29,838)     (40,672)     (271,922)    (1,068,692)    (946,759)
NET SALES REVENUES                           968,179    1,425,846       (47,372)      (148,765)    (146,227)
  Costs of sales                             617,052     (898,760)    1,137,375      4,870,201    4,000,121
GROSS PROFIT                                 351,127      527,086       449,801      1,828,566    1,621,044
OPERATING RESULT                             104,738     (239,038)     (190,352)      (513,665)    (698,882)
  Selling expenses                           (61,880)     (92,815)      (73,034)      (312,873)     249,901
  Financial result                            81,801)    (144,689)       60,637       (393,602)    (562,231)
  General and administrative expenses        (71,270)     (84,575)      (79,023)      (321,377)    (288,592)
  Equity pick-up                             317,983       80,489      (101,543)       503,064      393,147
  Net other operating revenue/expenses         1,706        2,552         2,611         11,123        8,695
OPERATING PROFIT                             455,865       288,08       259,449      1,314,901      922,162
  Net non-operating revenue/expenses         (14,124)      (7,271)      (18,458)       (26,664)     (41,304)
PROFIT BEFORE TAXES/PARTICIPATION            441,741      280,777       240,991      1,288,237      880,858
  Provision for income tax and social         19,162      (41,942)      (61,075)      (134,698)     (69,537)
  contribution
  Statutory participation                     (2,876)      (4,421)       (4,478)       (16,323)     (12,633)
NET PROFIT FOR THE PERIOD                    458,027      234,414       175,438      1,137,216      798,688
-----------------------------------------------------------------------------------------------------------

Profit per share - R$                           3.09         1.58          1.54         7.68           7.00
Book value per share - R$                      27,89        28.78         28.86        27.89          28.86
Outstanding shares*(thousand)                148,009      148,354      1 14,118      148,009        114,118
-----------------------------------------------------------------------------------------------------------
*Per lot of 1,000 shares in the 4Q2002 and 2002


CASH FLOW
CORPORATE LAW - R$ THOUSAND                  4Q2003       3Q2003       4Q2002         2003         2002
NET INCOME                                  458,027      234,414      175,438     1,137,216      798,688
  Equity pick up                           (317,984)     (80,489)     101,543      (503,064)    (393,147)
  Provision for credit risk                      (0)       5,555        4,911        11,594        4,911
  Gain/Loss in fixed asset disposal           3,423        7,272          735        15,928        5,625
  Gain/Loss in disposal of investment        (1,680)           -            -        (1,645)       4,087
  Monetary and exchange variation            35,673       59,718      (98,167)       82,483      428,566
  Depreciation and amortization              34,696       51,399       46,780       183,832      184,123
  Income tax and social contribution        (30,974)       2,028       55,672       (12,204)       4,769
  Interest paid                              47,904       85,197       69,493       291,462      227,040
  Contingencies/legal deposits                  225        1,028        3,469         4,997       (4,067)
  Changes in trade account receivable       (11,467)      (6,272)      54,810      (160,073)     (84,816)
  Changes in inventories                     24,196       91,496      (96,493)     (106,405)    (119,793)
  Increase (decrease) in trade account        8,005       19,640        8,646        11,157       33,309
  payable
  Other operating activities accounts        10,085       37,667         (580)      135,319       59,280
NET CASH PROVIDED BY OPERATING              260,129      508,663      326,257     1,090,597    1,148,575
ACTIVITIES
  Fixed assets acquisitions/disposals       (38,933)     (82,164)     (75,501)     (262,887)    (244,867)
  Deferred charges                             (387)        (899)        (256)       (2,304)      (1,444)
  Investments acquisitions/disposals           6,619      27,094     (404,926)      (25,488)  (2,307,556)
  Interest on Equity/Distribution of           8,291       3,220       17,457        38,251       30,628
  Profit Received
INVESTMENTS ACQUISITIONS/DISPOSALS           (24,410)    (52,749)    (463,226)     (252,428)  (2,523,239)
  Fixed assets suppliers                       2,478      (2,360)      12,976         2,435        2,747
  Working capital financing                   34,761      23,800      195,437       112,645      598,163
  Debentures                                (368,822)    (39,257)     (40,620)     (426,154)     250,959
  Proceeds from fixed assets financing        15,256      36,034       82,494       111,684      654,749
  Payments of fixed assets financing         (93,031)    (35,161)     (77,496)     (272,111)    (472,577)
  Interest paid for financing                (16,771)    (30,826)     (42,337)     (142,343)    (124,597)
  Inter companies loans                       18,668      (4,796)         529         7,574      854,990
  Capital increase/Treasury stock            (17,102)          -            -       (17,102)           -
  Dividend/interest & statutory              (80,336)    (48,443)      (1,454)     (402,793)    (201,490)
  particip. Payment
CASH PROVIDED BY (APPLIED TO) FINANCING     (504,899)   (101,009)     129,529    (1,026,165)   1,562,944
ACTIVITIES
  NET CHANGE IN CASH                        (269,180)    354,905       (7,440)     (187,996)     188,280
  CASH BALANCE
  At the beginning of the period             446,864      91,959      373,120       365,680      177,400
  At the end of the period                   177,684     446,864      365,680       177,684      365,680
CASH COMPOSITION
  Temporary cash investments                 177,674     381,633      327,087       177,674      327,087
  Cash                                            10      65,231       38,593            10       38,593
------------------------------------------------------------------------------------------------------------

GERDAU ACOMINAS S.A. - Consolidated
BALANCE SHEET
CORPORATE LAW - R$ THOUSAND                   DEC. 2003    DEC. 2002
TOTAL ASSETS                                  7,584,716    3,927,500
CURRENT ASSETS                                2,548,754      976,817
  Cash and equivalents                          258,327      276,444
  Trade accounts receivable                     762,045      225,756
  Inventories                                 1,179,545      348,569
  Other                                         348,837      126,048
LONG-TERM RECEIVABLES                           452,500      125,475
  Accounts receivable                           452,500      125,475
PERMANENT ASSETS                              4,583,462     2,825,208
  Investments                                    66,638            -
  Fixed assets                                4,516,824     2,825,208
----------------------------------------------------------------------
TOTAL LIABILITIES                             7,584,716     3,927,500
CURRENT LIABILITIES                           3,058,502     1,097,152
  Trade accounts payable                        466,675       172,593
  Loan and financing                          1,898,976       851,435
  Other accounts payable                        692,851        73,124
LONG-TERM LIABILITIES                         1,495,894       392,867
  Loans and financing                         1,424,506       334,342
  Debentures                                          -             -
  Other accounts payable                         71,388        58,525
SHAREHOLDERS' EQUITY                          3,030,320     2,437,481
  Capital stock                               2,340,576     1,699,503
  Capital reserves                              689,744       737,978
----------------------------------------------------------------------

FINANCIAL STATEMENT
CORPORATE LAW - R$ THOUSAND                        2003         2002
GROSS SALES REVENUE                           3,174,613     1,588,968
  Sales taxes                                  (292,970)     (136,959)
  Freight and discounts                        (233,081)     (109,520)
NET SALES REVENUES                            2,647,842     1,342,489
  Costs of sales                             (1,647,875)     (886,324)
GROSS PROFIT                                    999,967       456,165
OPERATING RESULT                               (394,336)     (425,568)
  Selling expenses                              (94,702)      (33,564)
  Financial Result                              123,225)      273,704)
  General and administrative expenses          (174,040)     (109,646)
  Equity pick-up                                 (1,323)        1,849
  Net other operating revenue/expenses           (1,046)      (10,503)
OPERATING PROFIT                                 605,631       30,597
  Net non-operating revenue/expenses              49,856       (1,194)
PROFIT BEFORE TAXES/PARTICIPATION                655,487       29,403
  Provision for income tax and social            203,816       33,295
  contribution
  Statutory participation                         (9,460)           -
NET PROFIT FOR THE PERIOD                        848,843       62,698
----------------------------------------------------------------------

CASH FLOW
CORPORATE LAW - R$ THOUSAND                            2003         2002
NET INCOME                                            849,843       62,698
  Equity pick up                                        1,323       (1,849)
  Provision for credit risk                             8,461          172
  Gain/Loss in fixed asset disposal                     1,537          989
  Gain/Loss in disposal of investment                       -            -
  Monetary and exchange variation                      85,398      297,199
  Depreciation and amortization                       148,450      100,661
  Income tax and social contribution                 (344,086)     (28,263)
  Interest paid                                        79,356       75,859
  Contingencies/legal deposits                         (4,509)      10,523
  Changes in trade account receivable                  59,154     (103,587)
  Changes in inventories                             (105,083)      36,733
  Changes in trade account payable                     54,381      (82,957)
  Other accounts in operating activities              (31,452)      56,382)
NET CASH PROVIDED BY OPERATING ACTIVITIES             802,773      238,330
  Fixed assets acquisitions/disposals                (407,342)    (187,833)
  Deferred charges                                      1,639)           -
  Investments acquisitions/disposals                  (52,814)          64
CASH (APPLIED TO) INVESTING ACTIVITIES               (461,795)    (187,769)
  Fixed assets suppliers                                8,511       82,702
  Working capital financing                          (290,395)           -
  Debentures                                                -       54,902
  Proceeds from fixed assets financing                268,881      (54,033)
  Payments of fixed assets financing                 (175,460)     (69,531)
  Interest paid for financing                        (104,973)         (21)
  Inter companies loans                               (10,695)           -
  Dividend/interest & statutory                       (23,679)     (21,970)
  particip. Payment
CASH PROVIDED BY (APPLIED TO) FINANCING ACTIVITIES   (327,810)      (7,951)
NET CHANGE IN CASH                                     13,167       42,610
CASH BALANCE
  At the beginning of the period                      276,444      234,442
  Effect of exchange rate changes on cash             (31,895)        (608)
  Cash of companies purchased                             610            -
  At the end of the period                            258,327      276,444
CASH COMPOSITION
  Temporary cash investments                          193,358      271,527
  Cash                                                 64,969        4,917
-------------------------------------------------------------------------------

GERDAU ACOMINAS S.A. - NON-CONSOLIDATED
BALANCE SHEET

                                                       Reclassified*
CORPORATE LAW - R$ THOUSAND                DEC. 2003   SEPT. 2003
TOTAL ASSETS                               7,569,500    3,989,359
CURRENT ASSETS                             2,524,173    1,017,470
  Cash and equivalents                       179,266      101,479
  Trade accounts receivable                  829,542      441,381
  Inventories                              1,172,964      348,569
  Other                                      342,401      126,041
LONG-TERM RECEIVABLES                        440,229      116,811
  Others                                     440,229      116,811
PERMANENT ASSETS                           4,605,098    2,855,078
  Investments                                197,463       29,870
  Fixed assets                             4,407,635    2,825,208
------------------------------------------------------------------
                                                        Reclassified*
TOTAL LIABILITIES                          7,569,500    3,989,359
CURRENT LIABILITIES                        3,055,693    1,159,011
  Trade accounts payable                     464,233      172,593
  Loans and financing                      1,889,592      904,435
  Other accounts payable                     701,868       81,983
LONG-TERM LIABILITIES                      1,483,487      392,867
  Domestic financing                       1,412,705      334,342
  Debentures                                       -            -
  Reserves                                    70,782       58,525
SHAREHOLDERS' EQUITY                       3,030,320    2,437,481
  Capital stock                            2,340,576    1,699,503
  Capital reserves                           689,744      737,978
------------------------------------------------------------------
* Reclassified for comparison purposes

FINANCIAL STATEMENT
                                                        Reclassified*
CORPORATE LAW - R$ THOUSAND                   2003         2002
GROSS SALES REVENUE                        3,164,358    1,588,968
  Sales taxes                               (292,972)    (136,959)
  Freights and discounts                    (233,792)    (109,520)
NET SALES REVENUES                         2,637,594    1,342,489
  Costs of sales                          (1,638,289)    (886,324)
GROSS PROFIT                                 999,305      456,165)
OPERATING RESULT                            (386,963)    (425,568)
  Selling expenses                           (94,133)     (33,507)
  Financial result                          (124,674)    (275,921)
  General and administrative expenses       (173,546)    (109,337)
  Equity pick-up                               6,458        3,637
  Net other operating revenue/expenses        (1,068)     (10,440)
OPERATING PROFIT                             612,342       30,597
  Net non-operating revenue/expenses          43,127       (1,194)
PROFIT BEFORE TAXES/PARTICIPATION            655,469       29,403
  Provision for income tax and social        203,834       33,295
  contribution
  Statutory participation                     (9,460)           -
NET PROFIT FOR THE PERIOD                    849,843       62,698
------------------------------------------------------------------
Profit per share - R$                           5.36         1.06
Book value per share - R$                      19.10        41.24
Outstanding shares*(thousand)                158,652       59,107
------------------------------------------------------------------
* Reclassified for comparison purposes

CASH FLOW

CORPORATE LAW - R$ THOUSAND                   2003         2002
NET INCOME                                  849,843       62,698
  Equity pick up                             (6,458)      (3,637)
  Provision for credit risk                   8,841          172
  Gain/Loss in fixed asset disposal           1,492          989
  Gain/Loss in disposal of investment             -            -
  Monetary and exchange variation            85,604      297,199
  Depreciation and amortization             147,273      100,661
  Income tax and social contribution       (343,445)     (28,263)
  Interest paid                              79,159       75,859
  Contingencies/legal deposits               (4,394)      10,523
  Changes in trade account receivable       164,479     (223,658)
  Changes in inventories                   (106,265)      36,733
  Increase (decrease) in trade account       54,742     (100,044)
  payable
  Other operating activities accounts       (21,756)      56,381)
NET CASH PROVIDED BY OPERATING              908,735       99,385
 ACTIVITIES
  Fixed assets acquisitions/disposals      (405,273)    (187,833)
  Deferred charges                           (1,581)           -
  Investments acquisitions/disposals        (52,814)           -
  Interest on Equity/Distribution of
  Profit Received
INVESTMENTS ACQUISITIONS /DISPOSALS        (459,668)    (187,833)
  Fixed assets suppliers                      8,585            -
  Working capital financing                (331,504)      77,618
  Debentures                                      -            -
  Proceeds from fixed assets financing      268,753       54,902
  Payments of fixed assets financing       (175,108)     (54,033)
  Interest paid for financing              (104,768)     (69,531)
  Inter companies loans                    (19,012)           25
  Dividend/interest & statutory            (18,226)      (21,970)
  particip. Payment
CASH PROVIDED BY (APPLIED TO) FINANCING    (371,280)     (12,989)
ACTIVITIES
  NET CHANGE IN CASH                         77,787     (101,437)
  CASH BALANCE
  At the beginning of the period            101,479      202,916
  At the end of the period                  179,266      101,479
CASH COMPOSITION
  Temporary cash investments                115,156       96,563
  Cash                                       64,110        4,916
------------------------------------------------------------------